For Immediate Release	For Further Information Contact:
Friday, August 10, 2007	Robert E. Phaneuf
Vice President - Corporate Development
(918) 632-0680

RAM ENERGY RESOURCES ISSUES CORRECTION TO SECOND QUARTER 2007 RESULTS PRESS RELEASE OF AUGUST 9, 2007

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today issued a correction to its press release of August 9, 2007 announcing second quarter 2007 earnings and financial highlights.

Both basic and diluted weighted average shares outstanding indicated for the three month period ended June 30, 2006 and the six month period ended June 30, 2006 were incorrectly stated. The calculation of per share losses in each of the three and six month periods in 2006 using the corrected number of basic and diluted shares outstanding does not change the previously reported per share loss of $0.10 for the three month period ended June 30, 2006 nor does it change the previously reported per share loss of $0.01 for the six month period ended June 30, 2006, as shown in Table 1.

For the three month period ended June 30, 2006, the number of basic and diluted shares outstanding was reported as 30,703,058, whereas the correct number of basic and diluted shares outstanding for the period is 30,389,287. Similarly, for the six month period ended June 30, 2006, the number of basic and diluted shares outstanding was reported as 28,609,304, whereas the correct number of basic and diluted shares outstanding for the period is 28,451,552.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation and exploration of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.

Table 1 RAM Energy Resources, Inc. Summary of Corrected Weighted Average Shares Outstanding and Earnings Per Share

	Three months ended June 30, 2006	Six months ended June 30, 2006

NET INCOME (LOSS)	$ (3,069)	$ (255)

AS ORIGINALLY REPORTED

Weighted average shares – basic	30,703,058	28,609,304
Weighted average shares – diluted	30,703,058	28,609,304

Earnings (loss) per share

Basic earnings per share	$ (0.10)	$ (0.01)
Diluted earns per share	$ (0.10)	$ (0.01)

AS CORRECTED

Weighted average shares – basic	30,389,287	28,451,552
Weighted average shares – diluted	30,389,287	28,451,552

Earnings (loss) per share

Basic earnings per share	$ (0.10)	$ (0.01)
Diluted earns per share	$ (0.10)	$ (0.01)